SCHEDULE 14A
                     Information Required in Proxy Statement

                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant:        Yes.

Filed by a Party other than the Registrant:  No.

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                           UNION ACCEPTANCE CORPORATION
                (Name Of Registrant As Specified In Its Charter)

                          UNION ACCEPTANCE CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
         and 0-11
         (1)      Title of each class of securities to which transaction
                  applies:             N/A
         (2)      Aggregate number of securities to which transaction
                  applies:             N/A
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and
                  state how it was determined):     N/A
         (4)      Proposed maximum aggregate value of transaction:     N/A
         (5)      Total fee paid:
[ ]      Fee paid previously with preliminary materials
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
         Schedule and the date of its filing.       N/A
         (1)      Amount Previously Paid:
         (2)      Form, Schedule or Registration Statement No.:
         (3)      Filing Party:
         (4)      Date Filed:

                                  [UAC LOGO}
                          250 North Shadeland Avenue
                           Indianapolis, Indiana 46219
                                 (317) 231-6400

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         To Be Held On November 14, 2000

     Notice is hereby given that the Annual Meeting of Shareholders of Union Acceptance Corporation (the "Company") will be held at 250 North Shadeland Avenue, Indianapolis, Indiana, on Tuesday, November 14, 2000, at 10:00 A.M., Indianapolis time.

     The Annual Meeting will be held for the following purposes:

     1. Election of Directors. Election of eight directors of the Company for terms to expire in 2001.

     2. Ratification of Auditors. Ratification of the appointment of Deloitte & Touche LLP as auditors for the Company for the fiscal year 2001.

     3. Approval of Amendment to Incentive Stock Plan. Approval of an amendment to the Union Acceptance Corporation 1999 Incentive Stock Plan to increase the number of shares of Class A Common Stock reserved for issuance to 600,000 shares.

     4. Other Business. Such other matters as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on September 8, 2000, are entitled to vote at the meeting or any adjournment thereof.

     We urge you to read the enclosed Proxy Statement carefully so that you may be informed about the business to come before the meeting, or any adjournment thereof. At your earliest convenience, please sign and return the accompanying proxy in the postage-paid envelope furnished for that purpose or vote your shares by telephone or by using the Internet. If you vote by telephone or the Internet following the instructions included with the proxy card, you do not need to return your proxy card.

     A copy of our Annual Report for the fiscal year ended June 30, 2000, is enclosed. The Annual Report is not a part of the proxy soliciting material enclosed with this letter.

                                          By Order of the Board of Directors,

                                          \s\John M. Stainbrook
                                          -----------------------------------
                                          John M. Stainbrook,
                                          President and Chief Executive Officer

Indianapolis, Indiana
October 18, 2000

         IT IS IMPORTANT THAT THE PROXIES BE EXECUTED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO BE PRESENT IN PERSON AT THE ANNUAL MEETING, WE URGE YOU TO SIGN, DATE AND PROMPTLY MAIL YOUR PROXY CARD IN THE ENCLOSED ENVELOPE OR VOTE YOUR SHARES BY TELEPHONE OR THE INTERNET.

                                  [UAC LOGO}
                           250 North Shadeland Avenue
                           Indianapolis, Indiana 46219
                                 (317) 231-6400

                                 PROXY STATEMENT

                                       FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                                November 14, 2000

         This Proxy Statement is being furnished to the holders of Class A Common Stock, without par value (the "Class A Common Stock"), and to the holders of Class B Common Stock, without par value (the "Class B Common Stock") of Union Acceptance Corporation (the "Company"), an Indiana corporation, in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held at 10:00 A.M., Indianapolis time, on November 14, 2000, at the Company's headquarters located at 250 North Shadeland Avenue, Indianapolis, Indiana, and at any adjournment of such meeting. This Proxy Statement is expected to be mailed to shareholders on or about October 18, 2000.

     The proxy solicited hereby, if properly executed and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each proxy received will be voted for each of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.

     Any shareholder giving a proxy has the power to revoke it at any time before it is exercised by (i) filing with the Secretary of the Company (250 North Shadeland Avenue, Indianapolis, Indiana 46219) written notice thereof,
(ii) submitting a duly executed proxy bearing a later date, or (iii) by appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         Only shareholders of record at the close of business on September 8, 2000 (the "Voting Record Date"), will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 5,816,024 shares of the Class A Common Stock and 7,461,608 shares of Class B Common Stock issued and outstanding, and the Company had no other class of equity securities outstanding. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to five votes at the Annual Meeting in respect of the election of directors. On all other matters to be presented at the Annual Meeting, each share is entitled to one vote.

         The following table sets forth certain information regarding the beneficial ownership of the Class A Common Stock and Class B Common Stock as of the Voting Record Date, by each person who is known by the Company to own beneficially 5% or more of either Class A Common Stock or Class B Common Stock. Unless otherwise indicated, based on information furnished by such owners, the named beneficial owners have sole voting and dispositive power with respect to the shares reported, subject to community property laws where applicable.


                                             Number of                     Number of
                                             Shares of                     Shares of                     Percentage     Percentage
                                             Class A                       Class B                       of Voting      of Voting
                                            Common Stock   Percentage     Common Stock  Percentage of    Power (3)      Power (4)
Name and Address                            Beneficially   of Class A     Beneficially     Class B       In Election     In Other
of Beneficial Owner                            Owned      Common Stock (1)  Owned       Common Stock (2) of Directors    Matters
-----------------------------------------------------------------------------------------------------------------------------------

Richard D. Waterfield (5) (6) (7) (8)           83,520         1.44%       7,003,008       93.85%           81.39%        53.37%
Waterfield Mortgage Company, Incorporated
7500 W. Jefferson Boulevard
Fort Wayne, IN  46804

Rhinehart Family Partnership, L.P. (9)             ---          ---        1,748,097       23.43%             (3)          (4)
11409 Creekwood Drive
Fort Wayne, IN  46804-9051

Elizabeth W. Chapman (10) (11)                    2,567        0.04%       1,210,885       16.23%             (3)          (4)
c/o Barrett & McNagny
215 East Berry Street, P.O. Box 2263
Fort Wayne, IN  46801-2263

Frances W. LeMay (11) (12)                        2,567        0.04%         427,041        5.72%            4.95%        3.24%
c/o Barrett & McNagny
215 East Berry Street, P.O. Box 2263
Fort Wayne, IN  46801-2263

John M. Eggemeyer, III (13) (14)              1,551,558       26.68%          ---            ---             3.60%        11.69%
6051 El Tordo
Rancho Santa Fe, CA  92067

William J. Ruh (13) (15)                      1,506,808       25.91%          ---            ---             3.49%        11.35%
6051 El Tordo
Rancho Santa Fe, CA  92067

Monarch Capital Management, Inc. (13)           635,557       10.93%          ---            ---             1.47%        4.79%
127 W. Berry Street, Suite 402
Fort Wayne, IN  46802

Fifth Third Bancorp (13)                        513,400        8.83%          ---            ---             1.19%        3.87%
38 Fountain Square Plaza
Cincinnati, OH  45263

Michael G. & Shelley L. Stout (16)              375,770        6.46%          ---            ---             0.87%        2.83%
609 Hampshire Court
Carmel, IN  46032

Susan Lee Hanzel (13)                           331,857        5.71%          ---            ---             0.77%        2.50%
4612 Craftsbury Circle
Fort Wayne, IN  46818

Dimensional Fund Advisors Inc. (13)             296,400        5.10%          ---            ---             0.69%        2.23%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA  90401

-------------------------------

(1)  Based upon 5,816,024 shares of Class A Common Stock outstanding.

(2) Based upon 7,461,608 shares of Class B Common Stock outstanding. Shares of Class B Common Stock convert automatically on a share for share basis into shares of Class A Common Stock upon transfer.

(3) Based upon one vote for each of the 5,816,024 shares of Class A Common Stock outstanding and five votes per share for each of the 7,461,608 shares of Class B Common Stock outstanding in respect to the election of directors. Shares beneficially owned by persons for whom no voting power is indicated are held in the Voting Trust described below in note 6.

(4) Based upon one vote for each of the 5,816,024 shares of Class A Common Stock outstanding and one vote per share for each of the 7,461,608 shares of Class B Common Stock outstanding in respect to all matters voted upon excluding the election of directors. Shares beneficially owned by persons for whom no voting power is indicated are held in the Voting Trust described below in note 6.

(5) Includes 10,320 shares of restricted Class A Common Stock issued to non-employee directors pursuant to the Incentive Stock Plans.

(6) Includes 3,510,185 shares of Class B Common Stock beneficially owned by Mr. Waterfield and held of record by a voting trust created under agreement dated as of June 10, 1994, as amended (the "Voting Trust"), of which 433,821 shares are owned beneficially by a limited partnership of which Mr. Waterfield is General Partner. Also includes 3,486,023 additional shares of Class B Common Stock held by Mr. Waterfield as trustee of the Voting Trust, which additional shares are owned beneficially by Elizabeth W. Chapman, Frances W. LeMay, Rhinehart Family Partnership, L.P., Jerry D. Von Deylen, Donald A. Sherman, and certain family members of Mr. Waterfield and the foregoing persons. The term of the Voting Trust expires in June 2004.

(7) Includes 1,000 shares of Class A Common Stock and 6,800 shares of Class B Common Stock held in a limited partnership of which Mr. Waterfield is General Partner.

(8) Includes 2,567, 2,567 and 29,066 shares of Class A Common Stock controlled by Frances W. LeMay, Elizabeth W. Chapman and Richard D. Waterfield, respectively, which are held of record by Waterfield Foundation, Inc., of which Mr. Waterfield is an officer and director. Mr. Waterfield disclaims beneficial ownership of such shares.

(9)  Held of record by the Voting Trust described above in note 6.

(10) Ms. Chapman owns indirectly all 1,210,885 shares of Class B Common Stock held of record by the Voting Trust described above in note 6.

(11) Includes 2,567 and 2,567 shares of Class A Common Stock controlled by Ms. Chapman and Ms. LeMay, respectively, and held of record by the Waterfield Foundation Inc., of which shares Ms. Chapman and Ms. LeMay disclaim beneficial ownership.

(12) Ms. LeMay owns indirectly all 427,041 shares of Class B Common Stock held of record by the Voting Trust described above in note 6.

(13) Based solely on the shareholder's report on Form 13D, Form 13F or Form 13G.

(14) Per Form 13D filing received by the Company, 1,501,558 shares of Class A Common Stock held of record by various entities in which Mr. Eggemeyer is a partner or officer, with an additional 50,000 shares of Class A Common Stock owned by Mr. Eggemeyer.

(15) Per Form 13D filing received by the Company, 1,501,558 shares of Class A Common Stock held of record by various entities in which Mr. Ruh is a partner or officer, with an additional 5,250 shares of Class A Common Stock owned by members of Mr. Ruh's family.

(16) Sycamore Creek, LLC, of which Mr. Stout is a director, holds 320,000 shares of Class A Common Stock. Members of Mr. Stout's family hold an additional 55,770 shares of Class A Common Stock.

                       PROPOSAL I - ELECTION OF DIRECTORS

     The Board of Directors has eight members. In April 2000, the Board of Directors increased the number of directors from seven to eight upon the appointment of Michael G. Stout to the Board. In addition, Fred M. Fehsenfeld, Jr. will retire from the Board of Directors in October 2000. John M. Eggemeyer, III has been nominated for election at the Annual Meeting to fill the resulting vacancy. The Company's Articles of Incorporation provide that members of the Board of Directors are to be elected for a term of one year and until their successors are elected and qualified. The nominees for director are John M. Davis, John M. Eggemeyer, III, Donald A. Sherman, John M. Stainbrook, Michael G. Stout, Jerry D. Von Deylen, Richard D. Waterfield, and Thomas M. West. Each of the nominees (with the exception of John M. Eggemeyer, III as herein discussed) is a current director of the Company. If elected by the shareholders at the Annual Meeting, the terms of the nominees will expire at the 2001 Annual Meeting of Shareholders.

     Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the proxy holders will nominate and vote for a replacement nominee recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why the nominees listed below may not be able to serve as directors if elected.

     The following table sets forth certain information regarding the nominees for election as a director, including the number and percent of shares of Class A Common Stock and Class B Common Stock beneficially owned by such persons as of the Voting Record Date. The table also sets forth the number of shares of Class A Common Stock and Class B Common Stock beneficially owned by certain executive officers of the Company and by all directors and certain executive officers of the Company as a group.


                                                          Number of Shares                      Number of Shares
                                                         of Class A Common   Percentage of    of Class B Common     Percentage of
Name and Address                        Director of      Stock Beneficially   Class A          Stock Beneficially      Class B
of Beneficial Owner                     Company Since        Owned           Common Stock (1       Owned            Common Stock (2)
-----------------------------------------------------------------------------------------------------------------------------------
Nominee:

John M. Davis (3)                           1994               16,983             0.29%                ---                ---
John M. Eggemeyer, III                       N/A            1,551,558            26.68%                ---                ---
Donald A. Sherman (4)                       1994              218,427             3.76%             50,000              0.67%
John M. Stainbrook (6)                      1994              130,537             2.24%                ---                ---
Michael G. Stout                            2000              375,770             6.46%                ---                ---
Jerry D. Von Deylen (6)(9)                  1994              118,620             2.04%            155,790              2.09%
Richard D. Waterfield (3)(5)(7)(8)          1994               83,520             1.44%          7,003,008             93.85%
Thomas M. West (3)                          1994               47,920             0.82%                ---                ---

Other Executive Officers:
David S. Nash (6)                                              54,816             0.94%                ---                ---
Chief Credit Officer and Vice President

Rick A. Brown (6)                                              32,100             0.55%                ---                ---
Chief Financial Officer and Treasurer

Maureen A. Schoch (6)                                          30,784             0.53%                ---                ---
Chief Operations Officer and Assistant Secretary

Timothy I. Shaw                                                21,293             0.37%
Chief Information Officer

All directors and executive officers as a group             2,682,328            46.12%           7,108,798            95.27%
(12 persons)
________________________________

(1) Based upon 5,816,024 shares of Class A Common Stock outstanding and options exercisable by above officers and directors within 60 days.

(2) Based upon 7,461,608 shares of Class B Common Stock outstanding. Shares of Class B Common Stock convert automatically on a share for share basis into shares of Class A Common Stock upon transfer.

(3) Includes 10,320 shares of restricted Class A Common Stock issued to non-employee directors pursuant to the Incentive Stock Plans.

(4) Includes 8,427 shares of restricted Class A Common Stock issued to non-employee directors pursuant to the Incentive Stock Plans.

(5) Includes 3,510,185 shares of Class B Common Stock beneficially owned by Mr. Waterfield and held of record by a voting trust created under agreement dated as of June 10, 1994, as amended (the "Voting Trust"), of which 433,821 shares are owned beneficially by a limited partnership of which Mr. Waterfield is General Partner. Also includes 3,486,023 additional shares of Class B Common Stock held by Mr. Waterfield as trustee of the Voting Trust, which additional shares are owned beneficially by Elizabeth W. Chapman, Frances W. LeMay, Rhinehart Family Partnership, L.P., Jerry D. Von Deylen, Donald A. Sherman, and certain family members of the foregoing persons. The term of the Voting Trust expires in June 2004.

(6)  Includes  options for 68,500,  98,620,  24,816,  24,900,  24,984 and 19,293
     shares of Class A Common Stock granted to Mr. Stainbrook, Mr. Von Deylen, Mr. Nash, Mr. Brown, Ms. Schoch and Mr. Shaw, respectively, under the Incentive Stock Plan which are currently exercisable in accordance with their terms. Does not include shares of Class A Common Stock reserved for issuance upon exercise of other options granted to such individuals which are not exercisable within 60 days.

(7) Includes 1,000 shares of Class A Common Stock and 6,800 shares of Class B Common Stock held in a limited partnership of which Mr. Waterfield is General Partner.

(8) Includes 2,567, 2,567 and 29,066 shares of Class A Common Stock controlled by Frances W. LeMay, Elizabeth W. Chapman and Richard D. Waterfield, respectively, which are held of record by Waterfield Foundation, Inc., of which Mr. Waterfield is an officer and director. Mr. Waterfield disclaims beneficial ownership of such shares.

(9) Includes 97,468 shares of Class B Common Stock held by Union Federal Bank of Indianapolis as custodian for Mr. Von Deylen's individual retirement account, of which 50,000 shares are held of record by the Voting Trust.

     Mr. Von Deylen (age 58) was appointed Chairman of the Board of the Company upon its formation. He has served as President of Union Federal Bank of Indianapolis (formerly Union Federal Savings Bank of Indianapolis) ("Union Federal") since 1987 and was appointed Chairman of the Board. Mr. Von Deylen joined Union Federal as a Director and Executive Vice President in 1984, after participating in the acquisition of Union Federal Savings and Loan Association by an affiliate of Waterfield Mortgage Company, Incorporated ("WMC"), for which he served as Controller from 1983-1984. Between 1963 and 1983, Mr. Von Deylen held positions with First Federal Savings and Loan of Ft. Wayne, Indiana, including Vice President and Treasurer. Mr. Von Deylen also holds positions with various affiliates of Union Federal and WMC.

     Mr. Stainbrook (age 52) was named President of the Company upon its formation, was appointed to the Board of Directors in May 1994 and was appointed Chief Executive Officer in 1998. Beginning January 1986, he served as the Senior Vice President of Union Federal's Consumer Lending Department, where he held primary management and budgetary authority with respect to the indirect retail automobile financing operations of Union Federal. Before coming to Union Federal in 1986, Mr. Stainbrook was Vice President of Indirect Lending for Merchants National Bank and Trust Company of Indianapolis, Indiana (now National City Bank, Indiana) for fifteen years, working primarily in the area of indirect consumer lending.

     Mr. Waterfield (age 55) served as Chairman of Union Federal from September 1984 to May 1999. Mr. Waterfield also served as Chairman of WMC, a mortgage banking company and parent of Union Federal, from 1980 to May 1999. Mr. Waterfield now serves as Vice Chairman of WMC, is a director of Union Federal, and also holds positions with various affiliates of those entities. He has been a director of the Company since its formation.

     Mr.  Davis  (age 48) has  served as Vice  President,  General  Counsel  and
Secretary of IWC Resources Corporation ("IWC") and its subsidiary, the Indianapolis Water Company since July 1993. IWC is a subsidiary of NISOURCE, Inc., a publicly traded utility holding company. He also serves as a director of Waterway Holdings, Inc., another subsidiary of IWC, and the Indiana Railroad Company, a subsidiary of CSX Transportation Company. He was previously a tax partner at KPMG Peat Marwick LLP (now KPMG LLP), Indianapolis, from June 1974 to June 1993. He has been a director of the Company since June 1994.

     Mr. Eggemeyer (age 54) has been nominated to serve on the Company's Board of Directors. He has over thirty years of banking and investment banking experience having served as a senior executive of organizations such as First Chicago, Norwest, Chase, U.S. Bancorp and Drexel Burnham. Mr. Eggemeyer currently serves as Chief Executive Officer of Castle Creek Capital, LLC and Castle Creek Financial, LLC (formerly Belle Plaine Financial, LLC) which he co-founded in 1995. Mr. Eggemeyer also serves as a director for TCF Financial Corporation and First Community Bancorp.

     Mr. Fehsenfeld (age 49) was named to the Company's Board of Directors in June 1994. Since 1989, he has served as managing trustee of the Heritage Group, a family-owned holding company with interests in road construction, environmental management, oil refining and aggregate production.

     Mr. Sherman (age 49) has served on the Company's Board of Directors since its formation. He has served as Executive Vice President of Union Federal since July 1990, has served on its board of directors since September 1984 and was appointed Vice Chairman in 1999. Mr. Sherman is President, CEO and Chairman of WMC. He holds positions with various other affiliates of Union Federal and WMC and also serves as a director for Pursell Industries, Inc., a manufacturer and distributor of lawn and garden fertilizers.

     Mr. Stout (age 44) was named to the Company's Board of Directors in April 2000. Since 1997, he has served as a director of Numismatic Funding, LLC, and Coastal Credit, LLC, companies involved in the commercial and auto finance industries, respectively. In addition, Mr. Stout is a director of Ballard Petroleum, LLC, an independent Rocky Mountain oil and gas exploration company. He was previously a Managing Director at Donaldson, Lufkin and Jenrette.

     Mr. West (age 60) was named to the Company's Board of Directors in June 1994 and has been a member of the board of directors of Union Federal since April 1992. Mr. West served for over thirty years in various management and executive positions with Lincoln National Reinsurance Cos. and its affiliates, most recently serving as President and Chief Executive Officer of Lincoln National Reinsurance Cos. until late 1994. Mr. West serves as President of West Consult Corp., a privately-owned investment and consulting company. In March 1999, Mr. West was appointed Chairman, CEO and President of the General & Cologne Life RE of America. From September 1997 through March 1999, Mr. West was a director and officer of certain funding and securitization subsidiaries of the Company.

     Mr. Nash (age 37) was named Vice President-Lending Operations of the Company upon its formation and was appointed Chief Credit Officer in 1998. Mr. Nash joined Union Federal in 1988 as a sales representative. He also served as Assistant Vice President-Dealer Banking and Vice President-Dealer Banking. Between 1986 and 1988, Mr. Nash worked as a field/sales representative for Pat Ryan & Associates, in which capacity he worked with retail automobile dealers to improve sales techniques and profitability, especially in their finance and insurance departments.

     Mr. Brown (age 37) was named Treasurer and Chief Financial Officer of the Company upon its formation and also serves as a Vice President of the Company. A certified public accountant, Mr. Brown served as Assistant Controller for Union Federal since coming to the bank in 1990. From 1988 to 1990, he was a senior auditor for Greenwalt Sponsel & Co., Inc., an accounting firm in Indianapolis, Indiana. Mr. Brown worked for Ernst and Young LLP, formerly Arthur Young & Co., from 1986 to 1988 as both a staff assistant and a senior auditor.

     Ms. Schoch (age 39) was named Vice President of Operations and Servicing of the Company upon its formation, was named Assistant Secretary during 1994, and was appointed Chief Operations Officer in 1998. In May 1986 she joined Union Federal as Senior Operations Assistant. She also served as Assistant Manager of Direct Lending, Internal Loan Review Manager and Assistant Vice President of Operations and Servicing. From 1984 until 1986, she was employed at Merchants National Bank and Trust Company of Indianapolis, Indiana (now National City Bank, Indiana) in their indirect lending area.

     Mr. Timothy I. Shaw (age 36) was named Vice President of Management Information Systems ("MIS") of the Company upon its formation. He was appointed Chief Information Officer of the Company in 1998. Mr. Shaw joined Union Federal in December 1990 as a Systems Developer. He also served as Assistant Vice President of MIS for Union Federal responsible for company-wide MIS operations. Mr. Shaw was the head of Systems Design for DNA Software Company from 1989 to 1990 and worked for Kimmerling, Myers & Co. from 1986 to 1989, where he was responsible for their MIS division beginning in 1987.

     THE DIRECTORS SHALL BE ELECTED UPON RECEIPT OF A PLURALITY OF VOTES CAST AT THE ANNUAL SHAREHOLDER MEETING.

Meetings and Committees of the Board of Directors

     During the fiscal year ended June 30, 2000, the Board of Directors of the Company met five times, including teleconferences, in addition to taking a number of actions by unanimous written consent. During fiscal 2000, no incumbent director of the Company attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he served.

     The Company's Audit Committee is responsible for: recommending the appointment of the Company's independent accountants, reviewing quarterly and annual earnings releases, meeting with the independent accountants to outline the scope and review the results of the annual audit, and reviewing with the internal auditor the systems of internal control and audit reports. The current members of this committee are Messrs. Davis, Sherman and West. The Committee met five times, including teleconferences, during fiscal 2000. In accordance with the new rules adopted in December 1999 by the Securities and Exchange Commission, the National Association of Securities Dealers, and the Auditing Standards Board, the Company's Board of Directors adopted a restated audit committee charter in April 2000.

     The Compensation Committee of the Board of Directors is comprised of Messrs. Davis, Fehsenfeld and Waterfield. The Committee recommends employee compensation, benefits and personnel policies to the Board of Directors and establishes for Board approval salary and cash bonuses for senior officers. The Compensation Committee also administers the Union Acceptance Corporation 1994 Incentive Stock Plan ("1994 Plan") and Union Acceptance Corporation 1999 Incentive Stock Plan ("1999 Plan") and has certain responsibilities for the Company's bonus plan for senior officers of the Company. During fiscal 2000, the Compensation Committee held two meetings and took other actions by written consent.

                Management Remuneration and Related Transactions

Report of the Compensation Committee:

The  objectives  of  the  Compensation   Committee  with  respect  to  executive
compensation are the following:

     (1) Provide compensation opportunities generally comparable to those offered by other similarly situated companies to ensure the Company's ability to attract and retain talented executives who are essential to the Company's long-term success;

     (2)  Reward  executive   officers  based  upon  their  ability  to  achieve
          short-term and long-term strategic goals and objectives and to enhance shareholder value; and

     (3) Align the interests of the executive officer with the long-term interests of shareholders by granting stock options which will become more valuable to the executives as the value of the Company's shares increases.

     At present, the Company's executive compensation program is comprised of base salary, annual incentive bonuses and long-term incentive opportunities provided in the form of stock options. Annual incentive bonuses are tied to the Company's financial performance during the fiscal year and the executive's individual performance, and stock options have a direct relation to long-term enhancement of shareholder value. In years in which the Company's performance goals are met or exceeded, executive compensation should tend to be higher than in years in which performance is below expectations.

     Base Salary. The base salary levels of the Company's executive officers, including Mr. Stainbrook's, are intended to be generally comparable to those offered to executives holding similar positions within WMC and affiliated entities, with a particular view to parameters of salaries paid to executives with similar talent and experience in similarly situated finance companies. In determining base salaries, including Mr. Stainbrook's, the Compensation Committee also takes into account individual performance and experience.

     Bonus Plan. In fiscal 1998, the Compensation Committee authorized a bonus plan for the executive officers (other than Mr. Von Deylen). Such plan provides for a bonus factor for each officer to be applied to the amount by which return on equity exceeds a targeted level. The Company keeps an accounting of each officer's earned bonus amount. After each fiscal quarter, 25% of the officer's positive account balance is paid to the officer as bonus and the balance is deferred on an unfunded basis with interest. At the end of the fiscal year, 100% of the officer's positive account balance is paid to the officer as a bonus. Any positive balance will be paid if the officer leaves the Company, but is subject to forfeiture if the officer is employed by a competitor or is terminated for cause. The Committee believes this arrangement helps to serve the objective of retaining senior management.

     In addition, to reward extraordinary individual performance, the Compensation Committee authorized Mr. Stainbrook to allocate to other senior officers and management employees, a discretionary performance-based bonus fund of $100,000 for fiscal 2000, a portion of which was allocated to each of Mr. Nash, Mr. Brown, Ms. Schoch and Mr. Shaw, among others.

     Mr. Von Deylen is compensated by an annual bonus payment equal to 1.5% of the Company's net earnings. Mr. Von Deylen did not receive any regular salary nor any director compensation during fiscal 2000.

     Stock Options and Restricted Stock. The Union Acceptance Corporation 1994 Incentive Stock Plan ("1994 Plan") and the Union Acceptance Corporation 1999 Incentive Stock Plan ("1999 Plan") are the Company's long-term incentive plans for directors, executive officers and other key employees. The objectives of the 1994 and 1999 Plans are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return, and to enable executive officers and other key employees to develop and maintain a significant long-term ownership position in the Company's Class A Common Stock. The 1994 and 1999 Plans authorize the Compensation Committee to award executive officers and other key employees incentive and non-qualified stock options and restricted shares of Class A Common Stock.

     A total of 500,000 shares and 600,000 shares of Class A Common Stock have been reserved for issuance under the 1994 Plan and 1999 Plan respectively, of which options for 474,115 shares of Class A Common Stock were granted to senior officers and other management employees through fiscal 2000 as follows: Mr. Von Deylen, 143,750; Mr. Stainbrook, 87,500; Mr. Nash, 27,500; Mr. Brown, 26,000;
Ms. Schoch, 24,500; Mr. Shaw, 11,750; and 94 other officers and key employees as a group, 153,115. In addition, each of the non-employee directors of the Company was awarded 937 shares of restricted Class A Common Stock under the Incentive Stock Plan upon consummation of the Company's initial public offering, and a total of 9,383 shares at the Company's subsequent Annual Meetings. Mr. Stainbrook's and Mr. Von Deylen's stock option grants have been determined in order to create a substantial incentive of both executives to work toward the continued success of the Company and in recognition of the important leadership role each has played and will continue to play in the establishment and development of the Company.

     Employee Stock Purchase Plan. In February 2000, the Company's Board of Directors approved the Union Acceptance Corporation Employee Stock Purchase Plan ("Stock Purchase Plan"). The Stock Purchase Plan provides a means for employees to purchase shares of Class A Common Stock at market prices current at the time of purchase through regular payroll deductions. As an additional benefit, the Company will contribute an amount equal to 10% (subject to change at the discretion of the Company's directors) of the employee's payroll deductions.

     To date, the Compensation Committee has not taken steps to cause the Company's executive compensation arrangements to accommodate the provisions of
Section 162(m) of the Internal Revenue Code of 1986, as amended, which limit the deductibility of an executive's compensation to $1 million annually, because it does not presently anticipate that any executive officer's remuneration will exceed $1 million per year. Both the 1994 and 1999 Plans have been structured so that option awards should qualify as performance-based compensation excluded from the $1 million limit.

     The Compensation Committee believes that linking executive compensation generally to corporate performance results in better alignment of compensation with corporate goals and the interest of the Company's shareholders. As performance goals are met or exceeded, most probably resulting in increased value to shareholders, executives are appropriately rewarded. The Committee believes that compensation levels for the year ended June 30, 2000, for executives, and for Mr. Stainbrook in particular, adequately reflect the Company's compensation goals and policies.

                                  Compensation
                                Committee Members
                                  John M. Davis
                             Fred M. Fehsenfeld, Jr.
                              Richard D. Waterfield

     Compensation Committee Interlocks and Insider Participation. During fiscal 2000, the directors named above were the members of the Compensation Committee of the Board of Directors. No members of the Compensation Committee have any interlocks required to be reported.

Remuneration of Named Executive Officers.

         The following table sets forth for each of the Company's last three fiscal years information with respect to the Company's Chief Executive Officer and the four most highly compensated individuals serving as an executive officer whose aggregate salary and bonus for fiscal year 2000 exceeded $100,000.


                           Summary Compensation Table

                               ANNUAL COMPENSATION

                                                                                    LONG TERM
                                         FISCAL                                   COMPENSATION AWARDS      ALL OTHER
NAME & PRINCIPAL POSITION                 YEAR        SALARY ($)  BONUS ($)      OPTIONS/SARS (#)      COMPENSATION ($) (1)
-------------------------------------------------------------------------------------------------------------------------------

John M. Stainbrook                        2000       340,000        252,000            9,000               5,800
Chief Executive Officer and President     1999       325,000        205,000              -                 7,400
                                          1998       300,000              -           10,000               6,700

David S. Nash                             2000       205,000         87,000            7,500               5,800
Chief Credit Officer and Vice President   1999       195,000         55,000             -                  7,400
                                          1998       170,000              -            5,000               6,600

Rick A. Brown                             2000       185,000         90,000            6,000               5,600
Chief Financial Officer and Treasurer     1999       175,000         55,000                -               7,200
                                          1998       150,000              -            5,000               6,300

Maureen A. Schoch                         2000       175,000         87,000            4,500               5,800
Chief Operations Officer and              1999       150,000         55,000                -               6,100
Assistant Secretary                       1998       125,000              -            5,000               3,600

Jerry D. Von Deylen                       2000             -        256,000            5,000                   -
Chairman                                  1999             -        215,000           25,000                   -
                                          1998        50,000              -           10,000                   -


(1) Represents the Company's 25% match up to 6% of employee deferrals of currently earned income into the Waterfield Plan, and any discretionary profit sharing contributions made by the Company to the Waterfield Plan.

Incentive Stock Plans

     The 1994 Plan was approved by Union Federal as the Company's sole shareholder in June, 1994, prior to the Company's initial public offering, and the 1999 Plan was approved by the Company's shareholders at the 1999 Annual Meeting of Shareholders. The amendment to the 1999 Plan increasing the shares authorized for issuance thereunder by 300,000 will be presented to shareholders for approval at the 2000 Annual Meeting. Options or other grants to be received by executive officers or other employees in the future are within the discretion of the Compensation Committee. Stock options granted under the 1994 and 1999 Plans are exercisable at such times (not after ten years and one day from the date of the grant) and at such exercise prices (not less than 85% of the fair market value of the Class A Common Stock at date of grant) as the Committee determines and will, except in limited circumstances, terminate if the grantee's employment terminates prior to exercise.

     The following table sets forth information related to options granted during the fiscal year ended June 30, 2000, to each of the executive officers identified in the summary compensation table above.



                             Option/SAR Grants in Last Fiscal Year
----------------------------------------------------------------------------------------------
                                                                         Potential Realized
                                                                          Value at Assumed
                                       Individual Grants                   Annual Rates of
---------------------------------------------------------------------  Stock Price Appreciation
                                  % of Total                                 for Option Term
                                 Options Granted     Exercise Price    ------------------------

         Name           Options Employees in   Per Share    Expiration        5%         10%
         Name           Granted  Fiscal Year   ($/Share)       Date
----------------------------------------------------------------------------------------------

John M. Stainbrook (1)   9,000      15.1%      $ 7.0000     08/17/09    $ 39,620     $ 100,406
Jerry D. Von Deylen (1)  5,000       8.4%      $ 7.0000     08/17/09    $ 22,011     $  55,781
David S. Nash (2)        7,500      12.6%      $ 7.0000     08/17/09    $ 33,017     $  83,671
Rick A. Brown (2)        6,000      10.1%      $ 7.0000     08/17/09    $ 26,414     $  66,937
Maureen A. Schoch (2)    4,500       7.6%      $ 7.0000     08/17/09    $ 19,810     $  50,203


(1) Mr. Stainbrook's and Mr. Von Deylen's options become exercisable in full on the third and fifth anniversary, respectively, of the date of the option grant.

(2) Options become exercisable in 20% increments on each of the first through fifth anniversaries of the date of the option grant.


     The following table sets forth the number of shares covered by both exercisable and unexercisable stock options held by the individuals named above as of June 30, 2000. As indicated below, none of such options were "in-the-money" options (options whose exercise price is lower than the market value of the shares) as of such date.


                                        FISCAL YEAR-END OPTION VALUES

                             Number of Shares Underlying            Value of Unexercised
                               Unexercised Option                  In-the-Money Options (2)
                             Exercisable    Unexercisable         Exercisable   Unexercisable
-------------------------------------------------------------------------------------------------------------

John M. Stainbrook (1)       54,000           33,500                  -               -
Jerry D. Von Deylen (1)      78,932           64,818                $ -             $ -
David S. Nash                13,500           14,000                  -               -
Rick A. Brown                13,500           12,500                  -               -
Maureen A. Schoch            13,500           11,000                  -               -



(1) Approximately one-half (44%) of Mr. Stainbrook's options and one-half (50%) of Mr. Von Deylen's options are non-qualified stock options.

(2) Based on market value of the Class A Common Stock of $4.59 per share at June 30, 2000.

Defined Contribution Plan

     Eligible employees of the Company, including its executive officers, currently may participate in the Waterfield Group Savings and Investment Plan, a 401(k) profit-sharing plan ("Waterfield Plan"). Under the Waterfield Plan, each participant is entitled to receive a matching contribution from the Company in an amount equal to 25% of the first 6% of the participant's own pre-tax contribution. In addition to the employer matching amounts, the Company may make discretionary profit-sharing contributions to the Waterfield Plan from time to time.

Compensation of Directors

     The 1994 and 1999 Plans provide that each director of the Company who is not also an executive officer is automatically granted shares of Class A Common Stock with a fair market value of $15,000 following each annual meeting of shareholders. The 1999 Plan also provides for such automatic grants to the extent shares available under the 1994 Plan are exhausted. Shares so granted under the 1994 Plan have a six-month period of restriction during which they may not be transferred. Shares granted under the 1999 Plan are not be subject to such restriction.

     In addition to the annual grants of shares, the Company's non-employee directors are paid $8,000 per year plus $500 per board or committee meeting (plus $300 for any meeting date requiring out of town travel) and $250 for any substantive telephonic committee meeting. They are also eligible for reimbursement of travel and similar expenses.

Comparative Stock Performance

     The graph below compares the cumulative total shareholder return on the Common Stock of the Company for the period beginning August 2, 1995 and ending June 30, 2000, with the cumulative total return on the Nasdaq Stock Market(1), the Company's peer group(2) for the period beginning August 2, 1995 and ending June 30, 1999, and the Company's peer group(3) for the period beginning August 2, 1995 and ending June 30, 2000, assuming the investment of $100 in the Company's Common Stock, the Nasdaq Stock Market and the Company's peer groups on August 2, 1995, and reinvestment of all dividends. The Company has modified its peer group for comparative presentation to include AmeriCredit Corp. and to eliminate Arcadia Financial Ltd. for which data is no longer available because it has been acquired by another corporation.

                    UAC     PEER GROUP 1    PEER GROUP 2     NASDAQ MARKET

8/2/95             100.00      100.00         100.00            100.00
6/28/96             96.88      124.32         138.89            115.45
6/30/97             65.63       73.46         144.35            139.08
6/30/98             50.00       44.47         177.61            184.35
6/30/99             43.75       62.29         181.91            258.35
6/30/00             28.91                     198.30            388.73


(1)  The Broad Market Index is the NASDAQ  Market  Index.

(2) The Peer Group is made up of the following securities: Arcadia Financial Ltd., ONYX Acceptance Corp., and WFS Financial, Inc.

(3) The Peer Group is made up of the following securities: AmeriCredit Corp., ONYX Acceptance Corp., and WFS Financial, Inc.

Certain Transactions With Related Persons

     Union Federal is a federally chartered stock savings bank operating through offices in Indiana, with total assets of approximately $2.1 billion at June 30, 2000. Jerry D. Von Deylen, Chairman of the Board of Directors of the Company, has served as President of Union Federal since 1987 and was appointed Chairman of the Board in 1999. Donald A. Sherman, a director of UAC, serves as Vice Chairman of the Board. Union Federal is owned by WMC. Based in Fort Wayne, Indiana, WMC is one of the largest privately-owned mortgage banking companies in the United States. Donald A. Sherman is President, CEO, Chairman and a significant shareholder of WMC. Richard D. Waterfield and Jerry D. Von Deylen are also directors and shareholders of WMC.

     Certain Lease Arrangements. The Company's principal offices are located at 250 North Shadeland Avenue, Indianapolis, Indiana (the "Office Building"). The Office Building is owned by Shadeland Properties, LP, which is controlled by Richard D. Waterfield and members of his family. The Company has a lease for the above-referenced property. The lease term is seven years and six months, and commenced on November 1, 1995 (the "UAC Lease"). The UAC Lease was originally entered into with WMC. WMC assigned the Office Building and the UAC Lease to Shadeland Properties, LP during 1999. Under the UAC Lease, the Company is responsible for taxes, insurance and maintenance expenses and all other responsibilities relating to the Office Building, as if it were the owner of the Office Building during the term of the UAC Lease. The lease provides for a monthly rental payment of $75,943.

     The Company has entered into a sublease with Union Federal for 2,155 square feet of office space located at the Office Building. The sublease has a term of six years and nine months commencing on August 1, 1996, and provides for a monthly rental payment of $3,592. The Company remains responsible for all costs associated with the Office Building under the sublease.

     Ongoing Banking and Financial Services. Union Federal provides banking and related financial services to the Company and its subsidiaries on arm's-length terms. The Company is one of Union Federal's largest commercial customers. Such services include, without limitation, checking account services, lockbox services (including processing of checks and drafts drawn on the Company's accounts), and wire transfer services. The cost to the Company of these services, aggregated approximately $491,000 for the fiscal year ended June 30, 2000. In order to comply with Federal thrift regulations, Union Federal provides such services on terms that are no less favorable to Union Federal than arm's-length terms between independent parties.

     Union Federal and its affiliates continue to originate automobile loans directly with customers in the ordinary course of its business. The Company services certain consumer loans for Union Federal and its affiliates for an annual fee equal to one percent of the principal balance of the loans serviced. The portfolio of Union Federal loans serviced by the Company consists of fixed and variable rate loans on mobile homes, boats and autos, which portfolio was approximately $554,000 at June 30, 2000.

     Legal Services. The law firm of Barrett & McNagny regularly provides legal services to the Company. Fees for legal services paid to Barrett & McNagny during fiscal 2000 by the Company were approximately $501,000. Howard L. Chapman, one of the Company's directors until June 1999, is a partner in such firm. Mr. Chapman's wife, Elizabeth W. Chapman, is the sister of Mr. Waterfield and a shareholder of the Company.



              PROPOSAL II - RATIFICATION OF APPOINTMENT OF AUDITORS

     The Board of Directors proposes the ratification by the shareholders at the Annual Meeting the appointment of the accounting firm of Deloitte & Touche LLP ("Deloitte & Touche") as independent auditors for the fiscal year ended June 30, 2001.

     On February 25, 1999, the Company notified KPMG LLP that such firm was dismissed as its independent auditors as of such date. The audit reports of KPMG LLP on the Company's financial statements for the fiscal years ended June 30, 1998 and 1997 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change accountants was approved by the Audit Committee of the Company's Board of Directors. In connection with the audits of the Company's financial statements for the fiscal years ended June 30, 1998 and 1997, and in the subsequent interim period through February 25, 1999, there were no disagreements with KPMG LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which, if not resolved to the satisfaction of KPMG LLP, would have caused KPMG LLP to make reference to the matter in its report.

     On March 12, 1999, the Company engaged Deloitte & Touche to audit the Company's financial statements as of, and for the year ended June 30, 1999. The decision to appoint Deloitte & Touche was approved by the Audit Committee of the Board of Directors. Deloitte & Touche was not consulted by the Company as to the application of accounting principles to a specific completed or proposed transaction or the type of audit opinion that might be rendered on the Company's financial statements during the last two fiscal years or subsequent interim period through March 12, 1999.

     A representative of Deloitte & Touche is expected to be present at the Annual Meeting with the opportunity to make a statement if he so desires. He will also be available to respond to any appropriate questions shareholders may have.

     RATIFICATION OF THE APPOINTMENT OF AUDITORS REQUIRES THAT THE VOTES CAST (IN PERSON OR BY PROXY) AT THE ANNUAL MEETING OR AT ANY ADJOURNMENT THEREOF IN FAVOR OF RATIFICATION EXCEED THOSE CAST AGAINST.

      PROPOSAL III - APPROVAL OF AMENDMENT TO THE 1999 INCENTIVE STOCK PLAN

     In July 2000, the Company's Board of Directors adopted, subject to shareholder approval, an amendment to the Union Acceptance Corporation 1999 Incentive Stock Plan ("1999 Plan") increasing the number of shares authorized under the 1999 Plan from 300,000 to 600,000 shares.

     As of June 30, 2000, 265,675 shares remained available under the 1999 Plan for grant. The Compensation Committee approved an award of stock options to senior officers, management and other key employees totaling 479,001 shares as of July 26, 2000. Thus, approval of the amendment as proposed will accommodate the award of stock options.

Purpose

     The purpose of the 1999 Plan is to provide to directors, officers and other key employees of the Company and its subsidiaries who are materially responsible for the management or operation of the Company and its subsidiaries and have provided valuable service to the Company, a favorable opportunity to acquire Class A Common Stock of the Company, thereby providing them with an increased incentive to work for the success of the Company and its subsidiaries and better enabling each entity to attract and retain capable executive personnel.

Administration

     The 1999 Plan is administered by the Compensation Committee of the Board of Directors. The members of the Committee are designated from time to time by the Board of Directors. The 1999 Plan also empowers the full Board of Directors and a Special Option Committee to take action to grant options and awards under the Plan. The Special Option Committee is a committee of one or more directors designated by the Board of Directors which may include the Chairman or Chief Executive Officer; provided that such committee is not empowered to make grants exceeding 1,000 shares nor grants to any person subject to reporting under
Section 16(a) of the Securities Exchange Act of 1934.

     For purposes of determining options and awards under the 1999 Plan, the Compensation Committee, the full Board of Directors, or the Special Option Committee are referred to as the "Committee". Consistent with the terms of the 1999 Plan, the Committee selects the individuals to whom options or cash awards will be granted, determines the time of grant, the number of shares or amount of any cash awards, the option price, the period during which an option may be exercised, the extent to which an option is an incentive stock option or a non-qualified stock option, and any other terms or conditions applicable to options granted. The Committee has full power to construe and interpret the 1999 Plan, to establish, amend, waive or rescind rules and regulations relating thereto, to accelerate the vesting of any stock options or cash awards made under the 1999 Plan, and to amend the terms and conditions of outstanding awards to the extent such terms and conditions are within the discretion of the Committee.

Shares Subject to the 1999 Plan

     The Company initially reserved 300,000 shares of its Class A Common Stock for issuance upon exercise of options and restricted share awards granted under the 1999 Plan, and the 1999 Plan was approved by shareholders at the 1999 Annual Meeting. In July 2000, the Board of Directors adopted an amendment to the 1999 Plan, subject to shareholder approval, increasing the number of shares reserved for issuance to 600,000 shares. Shares issued under the 1999 Plan may be authorized but unissued shares or treasury shares of the Company. In the event of corporate changes affecting the Company's Class A Common Stock, such as reorganizations, recapitalizations, stock splits, stock dividends, mergers, consolidations and liquidations, the Committee may make appropriate adjustments in the number and kind of shares reserved under the 1999 Plan and in the option price under, and the number and kind of shares covered by, outstanding options granted under the 1999 Plan.

     Through fiscal 2000, 34,325 options had been granted under the 1999 Plan to officers and other key employees of the Company. As of July 26, 2000, an additional 479,001 options were granted (of which 213,326 options were granted subject to shareholder approval), leaving 86,674 shares available for future grant assuming the amendment is approved. If any option expires or terminates for any reason without having been exercised in full, the unpurchased shares will (unless the 1999 Plan shall have terminated) become available for issuance under the 1999 Plan.

Eligibility

     Awards may be granted under the 1999 Plan to directors, officers and other key employees of the Company or a subsidiary who, in the opinion of the Committee, are from time to time materially responsible for the management or operation of the business of the Company or a subsidiary and have provided valuable services to the Company or a subsidiary.

Terms of the Options

     Stock Option Price. At the time it grants an option, the Committee sets the price at which the shares may be purchased upon exercise of the option. The purchase price to be paid for shares of Class A Common Stock subject to an incentive stock option must not be less than the fair market value of such shares on the date on which the option is granted, as determined by the Committee consistent with the requirements of the Internal Revenue Code of 1986, as amended (the "Code"). The Committee may not award non-qualified stock options to eligible employees at a price less than 85% of the fair market value of such shares on the date of the grant. The option price is subject to adjustment by the Committee for corporate changes affecting the Company's outstanding shares of Class A Common Stock.

     Option Term. An option shall not be exercisable after the expiration of such period as shall be fixed by the Committee at the time of the grant thereof, but such period in no event shall exceed ten years and one day from the date on which such option is granted; provided, that incentive stock options granted hereunder shall have terms not in excess of ten years. Options are subject to earlier termination. Incentive stock options granted to holders of more than 10% of the combined voting power of all classes of stock of the Company may be granted at an option price no less than 110% of the market value of the stock on the date of grant and cannot be exercised beyond five years from the date of grant.

     Exercise of Option. The option price of each share of stock is to be paid in full at the time of such exercise. Payment may be made in cash. Under certain circumstances, the 1999 Plan permits optionees to deliver a notice to their broker to deliver to the Company the total option price in cash and the amount of any taxes to be withheld from the optionee's compensation as a result of any withholding tax obligations of the Company. Subject to prior approval by the Committee, payment of the option price may also be effected by tendering whole shares of the Company's Class A Common Stock owned by the optionee and cash having a fair market value equal to the cash exercise price of the shares with respect to which the option is being exercised. Options may be exercisable in full at any time during their term or in such installments, on a cumulative basis, as the Committee may determine, except that no option may be exercised at any time as to fewer than 100 shares unless the exercise is with respect to an entire residue of fewer than 100 shares.

     Termination of Options. Except as provided below or as otherwise provided by the Committee in an option agreement, upon termination of an optionee's employment by the Company, all rights under any options granted to him but not yet exercised terminate thirty days after the optionee ceases to be an employee of the Company or any of its subsidiaries. If an optionee retires pursuant to any then existing pension plan of the Company, he may exercise any option granted to him in whole or in part within three months after his retirement whether or not the option was otherwise exercisable by him at his date of retirement. If an optionee's employment by the Company terminates by reason of permanent and total disability, he may exercise any option granted to him in whole or in part within one year after such termination of employment, whether or not the option was otherwise exercisable by him at the time of such termination of employment. If the optionee dies while employed by the Company or its subsidiaries, within three months after his retirement, or within one year after his termination of employment because of permanent and total disability, his option may be exercised by his estate or by the person or persons entitled thereto by will or by the applicable laws of descent or distribution at any time within one year after the date of such death, whether or not the option was otherwise exercisable by the optionee at the date of his death. Notwithstanding the foregoing, in no event may any option be exercised after the expiration of the option term set by the Committee.

     In the case of an option granted to a non-employee director, unless an earlier or later date of termination is specified by the Committee, such option will expire and terminate on the date one year following the optionee's resignation or removal or other discontinuance of service as a director (including discontinuance by reason of death); provided that in the event of the death of such optionee during the one year period following such date, the option shall be further extended and shall expire and terminate on the first anniversary of the optionee's date of death.

     Nontransferability of Option. Generally, an optionee may not transfer any options except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined under the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations thereunder. During the lifetime of an optionee, only the optionee or his guardian or legal representative may exercise any options granted to him. Non-qualified stock options may be transferred to members of the optionee's immediate family, to trusts for the benefit of such immediate family members, and to trusts for the benefit of the optionee, to the extent permitted by the stock option agreement between the optionee and the Company.

     Maximum Stock Options. The aggregate fair market value of stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year may not exceed $100,000. For purposes of these computations, the fair market value of the shares is to be determined as of the date the option is granted and computed in the manner determined by the Committee consistent with the requirements of the Code. This limitation does not apply to non-qualified stock options granted under the 1999 Plan. In no event may any person be awarded more than 200,000 shares under the 1999 Plan.

Replacement and Extension of the Terms of Options and Cash Awards

     Surrender. The Committee from time to time may permit an optionee under the 1999 Plan or any other stock option plan adopted by the Company or any of its subsidiaries to surrender for cancellation any unexercised outstanding stock option and receive in exchange therefor an option for such number of shares of Class A Common Stock as may be designated by the Committee. Such optionees may also be granted related cash awards as described in the next paragraph.

     Cash Awards. The Committee may, at any time and in its sole discretion, grant to any optionee who is granted a non-qualified stock option the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount (cash award) which is intended to reimburse the optionee for all or a portion of the federal, state and local income taxes imposed upon such optionee as a consequence of the exercise of a non-qualified stock option and the receipt of a cash award.

Restricted Share Awards

     The Committee may also grant restricted share awards of Class A Common Stock which entitle awardees to receive shares of Class A Common Stock. Each restricted share award will be subject to terms and conditions established by the Committee consistent with the provisions of the 1999 Plan.

     At the time of an award of restricted shares, the Committee may establish for each awardee a period during which, or at the expiration of which, the restricted shares shall vest. During this "restricted period," the restricted shares may not be sold, assigned, transferred, pledged or otherwise encumbered by the awardee, except as otherwise set forth in the 1999 Plan. Subject to the restrictions set forth in the 1999 Plan, a holder of restricted shares generally has all the rights of a shareholder including, without limitation, dividend and voting rights. The Committee has the authority, in its discretion and when appropriate in light of changes in circumstances or tax law or other laws, to accelerate the time at which any or all of the restrictions will lapse prior to the expiration of the restricted period.

     If an awardee ceases to be an employee of the Company or ceases to be a non-employee director of the Company for any reason other than permanent and total disability or death, unless otherwise determined by the Committee and except as provided in any restricted share agreement evidencing the award, all restricted shares awarded to such awardee which remain subject to restrictions at the time of the cessation of employment or service shall be forfeited and returned to the Company. However, if an awardee ceases to be an employee of the Company or a non-employee director by reason of retirement pursuant to Company plans or policies, the Committee, in its sole discretion, may lift all or a portion of the restrictions on the restricted shares. Furthermore, unless the Committee shall have provided in the restricted share agreement evidencing the award for a ratable lapse of restrictions with respect to the shares during the restricted period, if the awardee ceases to be an employee of the Company or a non-employee director by reason of permanent or total disability or death, such portion of the restricted shares awarded to the awardee which is equal to the elapsed portion of the restricted period at the time of such cessation of employment or service shall be free of restrictions and shall not be forfeited.

     Restricted share awards may be evidenced by a restricted share agreement between the awardee and the Company. The certificate evidencing shares subject to a period of restriction must bear a restrictive legend set forth in the 1999 Plan and must be deposited with the Company until the lapse of the restrictions. At the time of an award of restricted shares, the Committee may, in its discretion, determine that the payment of dividends on such shares to the awardee shall be deferred (and held by the Company for the account of the awardee) until the earlier of the lapse of the restrictions on the shares or the forfeiture of the shares. In this event, interest shall be credited at the end of the year on the amount of the account existing at the beginning of the year at a rate determined by the Committee.

     The 1999 Plan also continues provision for the automatic grant of shares of Class A Common Stock to each non-employee director of the Company with a fair market value of $15,000 upon each non-employee director's re-election at each annual meeting of shareholders (valued at the fair market value price on the date of such annual meeting.) Such grants will continue to be made automatically under the 1999 Plan to the extent shares are no longer available for such purpose under the 1994 Plan.

     Other  Provisions.   The  Committee  may  provide  for  such  other  terms,
provisions  and  conditions of an option as are not  inconsistent  with the 1999
Plan. The Committee may also prescribe, amend, waive and rescind rules and regulations relating to the 1999 Plan, accelerate the vesting of stock options under the 1999 Plan, and make all other determinations necessary or advisable in the administration of the 1999 Plan.

Amendment and Termination

     The Company's Board of Directors may terminate the 1999 Plan at any time and no award shall be granted thereafter. Such termination, however, shall not affect the validity of any award theretofore granted under the 1999 Plan. In any event, no incentive stock option may be granted under the 1999 Plan after July 1, 2009.

     The Company's Board of Directors may amend or modify the 1999 Plan from time to time, and, with the consent of the optionee, may amend the terms and provisions of his or her options, or cash awards, except that without the ratification of the holders of at least a majority of the shares of the Company voting in person or by proxy at a duly constituted meeting, or adjournment thereof: (1) the number of shares of stock which may be reserved for issuance under the 1999 Plan may not be increased except for certain adjustments made in response to corporate changes (such as recapitalization, stock splits or stock dividends) that affect the nature of the shares of the Company; and (2) the class of persons to whom options, restricted shares, or cash awards may be granted under the 1999 Plan may not be expanded materially. No amendment of the 1999 Plan, however, may, without the consent of the awardees, make any changes in any outstanding options, restricted shares, or cash awards previously granted under the 1999 Plan which would adversely affect the rights of such awardees.

Federal Income Tax Consequences

     The grant of incentive and a non-qualified stock option under the 1999 Plan will have no immediate tax consequence to the Company or the optionee. Moreover, if an incentive stock option is exercised (a) while the employee is employed by the Company or its subsidiaries, (b) within three months after the optionee ceases to be an employee of the Company or its subsidiaries, (c) after the optionee's death, or (d) within one year after the optionee ceases to be an employee of the Company or its subsidiaries if the optionee's employment is terminated because of permanent and total disability, the exercise of the incentive stock option will ordinarily have no federal income tax consequences to the Company or the optionee. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price of the option will, along with other specified items, be considered taxable income in the taxable year of the optionee in which the option was exercised for purposes of determining the applicability of the alternative minimum tax. As a result, the exercise of an incentive stock option may subject an optionee to an alternative minimum tax depending on the optionee's particular circumstances.

     On the other hand, the recipient of a non-qualified stock option generally will realize taxable ordinary income at the time of exercise of his option in an amount equal to the excess of the fair market value of the shares acquired at the time of such exercise over the option price. A like amount is generally deductible by the Company for federal income tax purposes as of that date, as long as the Company includes the amount in the recipient's gross income. The 1999 Plan permits, under certain circumstances, holders of non-qualified stock options to satisfy their withholding obligation by having shares equal in value to the applicable withholding taxes withheld from the shares which they would otherwise receive upon the exercise of a non-qualified stock option.

     Upon the sale of the shares acquired upon the exercise of an incentive stock option no sooner than two years after the grant of an option and no sooner than one year after receipt of the shares by the optionee, any capital gain recognized would be taxed to the optionee at long-term rates. Upon the sale of shares acquired upon the exercise of an incentive stock option prior to two years after the grant of an option or prior to one year after receipt of the shares by the optionee, the optionee will generally recognize, in the year of disposition, ordinary income equal to the lesser of (a) the spread between the fair market value of the shares on the date of exercise and the exercise price, and (b) the gain realized upon the disposition of those shares. The Company will be entitled to a deduction equal to the amount of income recognized as ordinary income by the optionee, so long as the Company includes the amount in the recipient's gross income. If the aforementioned spread is the basis for determining the amount of ordinary income realized by the optionee, there will be additional long-term or short-term capital gain realized if the proceeds of such sale exceed such spread.

     Upon the subsequent sale of shares acquired upon exercise of a non-qualified stock option, the optionholder will recognize long-term capital gain or loss if the shares are deemed to have been held for more than 12 months, and short-term capital gain or loss in all other cases. Long-term capital gains are currently subject to a maximum rate of 20%.

     An award of restricted shares under the 1999 Plan would not normally be included in a optionee's gross income or be deductible by the Company for federal income tax purposes, as long as the shares granted are subject to forfeiture in the event a optionee terminates his employment during a period of restriction and assuming the optionee does not file a special election under
Section 83(b) of the Code to have the shares taxed to him as of the date of grant. At the time the transfer restrictions lapse, the optionee would be deemed to have received ordinary income measured by the fair market value of the shares received at the time of lapse. The Company would be entitled to a federal income tax deduction at that time in the same amount. Income reporting is required as though cash compensation has been paid. If the payment of dividends has been deferred, holders of restricted shares will also recognize ordinary income equal to their dividends when such payments are received. Except for dividends on shares as to which a Section 83(b) election has been made, such dividends should also be deductible by the Company.

     Upon a sale of shares after the restrictions lapse, the optionee will recognize long-term capital gain or loss if the shares are deemed to have been held for more than 12 months, and short-term capital gain or loss in other cases.

Recommendation of the Board of Directors

     The Board of Directors determined to increase the number of shares under the 1999 Plan to provide a means to grant additional stock options and awards to directors, officers and other key employees. The Board of Directors continues to believe that such equity-based awards provide the most direct link between management's performance incentive and the interests of shareholders. Thus, the Board of Directors believes adoption of the 1999 Plan is necessary and appropriate to provide for the Company's ongoing management compensation objectives.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE INCREASE IN SHARES RESERVED UNDER THE 1999 PLAN. AN AMENDMENT TO THE 1999 PLAN REQUIRES THE FAVORABLE VOTE OF AT LEAST A MAJORITY OF THE VOTING POWER OF THE HOLDERS OF THE COMPANY'S COMMON STOCK VOTING IN PERSON OR BY PROXY AT THE ANNUAL MEETING, OR ANY ADJOURNMENT THEREOF.

                              SHAREHOLDER PROPOSALS

     Any proposal that a shareholder wishes to have presented at the next Annual Meeting of the Company to be held in 2001 must be received at the main office of the Company for the inclusion in the proxy statement no later than 120 days in advance of October 18, 2001. Any such proposal should be sent to the attention of the Secretary of the Company at 250 North Shadeland, Indianapolis, Indiana 46219.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "1934 Act") requires that the Company's officers and directors and persons who own more than 10% of the Company's Common Stock file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Such persons are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.

     Based solely on its review of copies of such filings received by the Company, and certain representations of executive officers and directors respecting such matters, the Company believes that, for the fiscal year ended June 30, 2000, the Company's officers, directors and greater than 10% beneficial owners timely filed all required reports with the SEC pursuant to Section 16(a) of the 1934 Act.

                                  OTHER MATTERS

     Abstentions, broker non-votes (i.e. where brokers or nominees indicate they have not received instructions from the beneficial owner or other person entitled to vote shares with respect to a particular matter) and votes withheld will be included in the calculation of the presence of a quorum. Abstentions and broker non-votes are not counted for purposes of the election of directors or for purposes of approving other actions.

     Management is not aware of any business to come before the Annual Meeting other than those matters described in the Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting proxies.

     The cost of  solicitation  of  proxies  will be borne by the  Company.  The
Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to the beneficial owners of Class A Common Stock and Class B Common Stock. In addition to solicitation by mail, directors, officers, and employees of the Company may solicit proxies personally or by telephone without additional compensation.

     Each Shareholder is urged to execute the proxy promptly by signing, dating and returning the enclosed card by mail or by following the telephone or Internet voting instructions contained with the proxy card.

     Insofar as any of the information in this Proxy Statement may rest peculiarly within the knowledge of persons other than the Company, the Company relies upon information furnished by others for the accuracy and completeness thereof.

                                        By Order of the Board of Directors,

                                        \s\John M. Stainbrook
                                        -----------------------------------
                                        John M. Stainbrook,
                                        President and Chief Executive Officer
October 18, 2000

PROXY                     UNION ACCEPTANCE CORPORATION                     PROXY
               Proxy Solicited on Behalf of the Board of Directors
            For The Annual Meeting of Shareholders-November 14, 2000


     The undersigned appoints Rick A. Brown and Leeanne W. Graziani, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side hereof, all the shares of Class A Common Stock of Union Acceptance Corporation which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders thereof to be held on November 14, 2000, or at any adjournment thereof.

     Unless otherwise marked, this proxy will be voted FOR the election of the nominees named and FOR each of the other proposals identified herein. In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ATTACHED ENVELOPE.

                  (Continued and to be signed on reverse side.)


 -    -    -    -    -    -    -    -    -    -    -    -    -    -    -    -

                          UNION ACCEPTANCE CORPORATION
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY [X]

                                                  For      Withhold      For all
                                                  All         All        Except

1.     Election of Directors

       Nominees: 01-J. Davis,02-J. Eggemeyer, III,[ ]         [ ]          [ ]
                 03-D. Sherman, 04-J. Stainbrook,
                 05-M. Stout, 06-J. Von Deylen,
                 07-R. Waterfield, 08-T. West

_________________________________
(Except nominee(s) written above
                                                        For   Against    Abstain

2.     Ratification of DeLoitte & Touche LLP as         [ ]     [ ]        [ ]
       auditors for fiscal 2001.

3.     Approval of Amendment to Union Acceptance        [ ]     [ ]        [ ]
       Corporation 1999 Incentive Stock Plan


                                        The undersigned  acknowledges receipt of
                                        the   Notice   of  Annual   Meeting   of
                                        Shareholders and the Proxy Statement.

                                        Dated: ___________________________, 2000


                                        ________________________________________
                                        Signature



                                        ________________________________________
                                        Please  sign  exactly  as name  appears.
                                        Joint    owners    should    each   sign
                                        personally. Where applicable, indicate your official position or representation capacity.


 -    -    -    -    -    -    -    -    -    -    -    -    -    -    -    -
                              FOLD AND DETACH HERE

               IF YOU WISH TO VOTE BY TELEPHONE OR THE INTERNET,
                      PLEASE READ THE INSTRUCTIONS BELOW.

Union Acceptance Corporation is offering you the choice of several ways to vote your shares. If not voting in person, you may vote by mail, or choose one of the two methods described below. Your vote by telephone or the Internet authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. To vote by telephone or the Internet, follow these steps:

TO VOTE BY PHONE:

1. Call toll-free 877-587-0755 any time using a touch tone telephone. There is no charge for this call.

2. Enter the 6-digit Control Number located on the upper left-hand corner of your proxy card.

3.   Follow the recorded instructions.

TO VOTE BY INTERNET:

1.   Go to the following website: www.computershare.com/us/proxy.

2. Enter the information requested on your computer screen, including the 6-digit Control Number located on the upper left-hand corner of your proxy card.

3.   Follow the instructions on the screen.

     If you vote by telephone or the Internet, there is no need to and you should NOT return your proxy card.